     EXHIBIT 4.142
Dr. Bókai Judit közjegyző
Budapest, II. ker. Kapás u. 31., V. em. 43.
Postacím: 1277 Budapest, Pf. 86.
Tel: 201-5083, 212-4265, Fax: 212-4275
Honlap: www.bokai.hu
English licence No. 2/2008.
Deed Number: 11015/Ü/94/2010.
Certified Office Copy
NOTARIAL DEED
Before me, Dr. Vető Péter Notary substitute, acting for Dr. Judit Bókai, a Notary of Budapest, the following Parties appeared at the Notary’s office (1027 Budapest, Kapás utca 31. V/43.) at the date below:
(1)	CSI Hungary Gyártó és Kereskedelmi Korlátolt Felelősségű Társaság a limited liability company (korlátolt felelősségű társaság) incorporated under the laws of Hungary, having its registered seat as at the date of this Agreement at H-8000 Székesfehérvár, Berényi út 72-100., Hungary, registered under registration number: Cb.07-09-013757, with tax identification number 14122952-2-07 (hereinafter referred to as the “Chargee”); represented by

Dr. Horvai-Hillenbrand Péter (born: Budapest, 17. August 1979., mother’s maiden name: Fekete Gabriella), residing at 1124 Budapest, Vércse u. 6. II/2., who established his identity by his identity card number 940137CA and his attorney’s certificate number A/8158, lot number 17883 who established by a power of attorney that he is legally entitled to execute this document alone and to undertake the obligations contained in this Agreement,

(2)	Wilmington Trust (London) Limited, registered seat at 6 Broad Street Place, London EC2M 7JH United Kingdom, registration number: 05650152, acting as chargee under this Agreement, in its capacity as collateral agent, acting on behalf and for the benefit of the Secured Parties (as defined below), as appointed under the First Lien Intercreditor Agreement (as defined below) and authorised to represent their joint and several rights in connection with this Agreement (hereinafter, with its successors, permitted transferees and permitted assigns in such capacity, referred to as the “Collateral Agent” or the “Chargee”; represented by

Dr. Pelikán Melinda (born in: Budapest, 21. December 1976, mother’s maiden name: Németh Erzsébet), residing at 1077 Budapest, Rejtő Jenő u. 6., who established her identity by her identity card number 330193 DA and who established by a power of attorney that she is legally entitled to execute this document alone and to undertake the obligations contained in this Agreement,

(1) and (2) are together hereinafter referred to as the “Parties” and “Party” means any of them, as the context may require.

The representatives of the Parties declared, with full knowledge of their potential criminal responsibility and liability, that the Party represented by them has been properly established and is currently existing and that they, as representatives with signing authority pursuant to the above, are authorised to make the declarations necessary for inclusion in the present notarial deed in the name of the Party which they represent.

The Notary substitute in advance informed the concerned Parties of the purpose and method of, and the personal data affected by the procedure of identity-control; the obligation of the Notary to refuse notarial involvement, and the duty of notification thereof prescribed in Section 122 (8) of Act XLI. of 1991. on public notaries; and furthermore, about the procedure of handling the personal data thus obtained.

who requested that I incorporate into a notarial deed the following:
I./ AGREEMENT CONSTITUTING FRAMEWORK FIXED CHARGE OVER MOVEABLE ASSETS
(KERETBIZTOSÍTÉKI INGÓ ZÁLOGSZERZŐDÉS)
WHEREAS
(A)	Pursuant to the Loan Documents (as defined below) the Chargor was requested to provide security to the Chargee for the Obligations under the Loan Documents (each as defined below).

(B)	The Parties have agreed to enter into this Agreement to create a security interest over the Charged Assets (as defined below) in accordance with and subject to the terms and conditions as set out herein.

(C)	The Secured Parties (as defined below) have duly authorised and empowered the Chargee to enter into this Agreement and to represent their joint and several rights in connection with the Charge (as defined below), acting for its own and for the Secured Parties’ benefit.
NOW IT IS HEREBY AGREED AS FOLLOWS:
1.	INTERPRETATION

1.1	Definitions

Unless defined in this Agreement or the context otherwise requires, a term defined in the First Lien Intercreditor Agreement has the same meaning in this Agreement and in any notice given under this Agreement.

In this Agreement:

“Agreed Security Principles” has the meaning it is given in the Credit Agreement and the Senior Secured Note Indenture and, to the extent of any inconsistency, the meaning it is given in the Credit Agreement shall prevail.

“Applicable Representative” has the meaning given to that term in the First Lien Intercreditor Agreement.

“Business Day” means a day (other than Saturday or Sunday) on which banks are open for business in New York, London and Budapest.

“Charged Assets” means Machinery and Equipment subject to a Fixed Charge.

“Civil Code” means Act IV of 1959 (as amended) on the Civil Code of the Republic of Hungary.

“Court Enforcement Act” means Act LIII of 1994 on Judicial Execution.

“Credit Agreement” means the Credit Agreement dated as of 5 November 2009, among Closure Systems International B.V., Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., SIG Euro Holding AG & Co. KGaA, Closure Systems International Holdings Inc. and SIG Austria Holding GmbH as borrowers, Reynolds Group Holdings Limited, the lenders from time to time party thereto and Credit Suisse AG (formerly known as Credit Suisse), as administrative agent, as amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time, attached as Part I of Schedule 1 (Credit Agreement) to this Agreement.

“Declaration” means a written declaration (in Hungarian “ténytanúsítvány”/”ténytanúsító okirat”, to be incorporated into a notarial deed) of the Chargee issued in accordance with Section 21(2) of the Court Enforcement Act (i) declaring the failure of the Chargor to pay the relevant amounts on the due date set forth in the Demand and (ii) stipulating the amount of principal, interest and default interest due as at the date of such declaration as well as the applicable rate of interest and default interest applicable from such date until the date of receipt by the Chargee of the proceeds of the enforcement hereunder.

“Demand” means a written demand made by the Chargee and delivered in accordance with this Agreement to the Chargor with a copy to the Loan Parties’ Agent if an Event of Default has occurred and is continuing unremedied and unwaived (i) declaring the occurrence of an Event of Default which is continuing unremedied and unwaived; and (ii) setting (at the Chargee’s total discretion) a payment date for the payment of all amounts outstanding under or in connection with the Credit Agreement and/or the other Loan Documents and stipulating that if such payment is not made when due, the Chargee becomes authorised to enforce the Fixed Charge.

“Dispute” has the meaning given to that term in Clause 15 (Jurisdiction) of this Agreement.

“Enforcement Events” means collectively Enforcement Event I and Enforcement Event II and “Enforcement Event” means any one of them.

“Enforcement Event I” means the issuance of a Declaration by the relevant public notary after the non-payment of the full amounts set forth in the Demand on the due date thereof.

“Enforcement Event II” means the occurrence of an Event of Default which is continuing unremedied and unwaived and in respect of which a notice has been served in accordance with Article VII of the Credit Agreement or the equivalent provisions of the other Principal Finance Documents except that any rights of the Chargee in respect of the preservation of the assets or the security may be exercised if the Chargee determines that they are required to be exercised if an Event of Default has occurred and is continuing (i.e. without any notice).

“Event of Default” means an “Event of Default” under, and as defined in, the First Lien Intercreditor Agreement.

“First Lien Intercreditor Agreement” means the First Lien Intercreditor Agreement dated as of 5 November 2009, among the Collateral Agent, The Bank of New York Mellon, as trustee under the Senior Secured Note Indenture, Credit Suisse AG (formerly known as Credit Suisse), as administrative agent under the Credit Agreement, and the Loan Parties, as amended, novated, supplemented, restated or modified from time (including by the Joinder Agreement which added the Collateral Agent as a collateral agent under the First Lien Intercreditor Agreement) to time, attached as Part III of Schedule 1 (First Lien Intercreditor Agreement) to this Agreement.

“Fixed Charge” means the fixed charge created by, and pursuant to, Clause 2 of this Agreement in connection with the Charged Assets.

“Intercreditor Arrangements” means the First Lien Intercreditor Agreement and any other document that is designated by the Loan Parties’ Agent and the Collateral Agent as an intercreditor agreement, in each case as amended, novated, supplemented, restated, replaced or modified from time to time.

“Issuers” means the “Issuers” under, and as defined in, the Senior Secured Note Indenture, including their successors in interest.

“Joinder Agreement” means the joinder agreement dated on 21 January 2010 made among (amongst others) the Collateral Agent, The Bank of New York Mellon, Credit Suisse AG and Reynolds Group Holdings Limited pursuant to which the Collateral Agent is appointed an additional collateral agent and becomes a party to the First Lien Intercreditor Agreement.

“Lien” has the meaning it is given in the First Lien Intercreditor Agreement.

“Loan Documents” means the “Credit Documents” under, and as defined in, the First Lien Intercreditor Agreement and any other document designated by the Loan Parties’ Agent and the Collateral Agent as a Loan Document.

“Loan Parties” means the “Grantors” under, and as defined in, the First Lien Intercreditor Agreement.

“Loan Parties’ Agent” means Reynolds Group Holdings Limited (formerly known as Rank Group Holdings Limited).

“Machinery and Equipment” means the manufacturing machinery and equipment of the Chargor stored on the premises of the Chargor (irrespective whether those premises are owned, leased or used by the Chargor on the basis of any other title), each with a value (determined by reference to the book value of that asset) equal to, or greater than EUR 250,000 as listed in Schedule 2 (Machinery and Equipment);

“Obligations” means all present and future obligations and liabilities including Parallel Debt (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Loan Party and each grantor of a security interest to the Secured Parties (or any of them) under each or any of the Loan Documents, together with all costs, charges and expenses incurred by any Secured Party in connection with the protection, preservation or enforcement of its respective rights under the Loan Documents or any other document evidencing or securing any such liabilities.

“Parallel Debt” means the independent obligations of any of the Loan Parties arising pursuant to the First Lien Intercreditor Agreement to pay to the Collateral Agent sums equal to and in the currency of each amount payable by such Loan Party to each of the Secured Parties under each of the Loan Documents.

“Principal Finance Document” means the Credit Agreement, the Senior Secured Note Indenture, the Intercreditor Arrangements and any Additional Agreement.

“Registry of Charges” means the central registry of charges, fixed charges and floating charges kept and maintained by the Chamber of Hungarian Public Notaries.

“Secured Parties” means the “Secured Parties” under, and as defined in the First Lien Intercreditor Agreement.

“Secured Principal” has the meaning given to such term in Clause 2.1 of this Agreement.

“Senior Secured Note Indenture” means the Indenture dated as of 5 November 2009, among the Issuers, the Note Guarantors (as defined therein) and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent and registrar, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time, attached as Part II of Schedule 1 (Senior Secured Note Indenture) to this Agreement.

1.2	Construction
1.2.1	Headings are for convenience of reference only.

1.2.2	Where the context so permits, the singular includes the plural and vice versa.

1.2.3	Save where the contrary is indicated, any reference in this Agreement to the “Chargee”, the “Chargor”, “Secured Party”, a “Loan Party” or a “Lender” shall be construed so as to include its (or their) respective successors, transferees and assignees from time to time and any successor of such a successor, transferee or assignee in accordance with its (or their) respective interests.

1.2.4	The Parties agree and confirm that any person becoming a transferee of any rights and obligations of the Collateral Agent under the First Lien Intercreditor Agreement shall thereupon become entitled to the benefit of the provisions contained herein as if it had originally been and had been named as a party hereto.

1.2.5	References to Clause and Schedule shall, subject to any indication to the contrary, mean the respective Clause and Schedule of this Agreement.

1.2.6	References to the Credit Agreement, the First Lien Intercreditor Agreement, the other Loan Documents, this Agreement or any other agreement or document shall, where applicable, be deemed to be references to such Credit Agreement, the First Lien Intercreditor Agreement, the other Loan Documents, this Agreement or such other agreement or document as the same may have been, or may from time to time be, amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time, as persons may accede thereto as a party or withdraw therefrom as a party in part or in whole or be released thereunder in part or in whole, and as facilities and financial services are or may from time to time be granted, extended, prolonged, increased, reduced, cancelled, withdrawn, amended, restated, supplemented, restructured, refunded, replaced, modified, renewed or novated thereunder.

1.2.7	Any amount will be deemed irrevocably paid in full if it has been paid in full and there is no evidence such as to give a reasonable belief that any claim will be brought to revoke such payment.

1.2.8	References to any element of the legislation, statute, act, law, regulation or any provision thereof shall, where applicable, be deemed to be references to that element of the legislation, as amended or re-enacted.

1.2.9	This Agreement is subject to the terms of the Intercreditor Arrangements. In the event of a conflict between the terms of this Agreement and the Intercreditor Arrangements, the terms of the Intercreditor Arrangements will prevail.
2.	CREATION OF THE FIXED CHARGE

2.1	The Fixed Charge

2.1	In order to secure the Obligations, up to the maximum amount of:
(i)	USD 2,280,000,000 (that is two billion two hundred and eighty million U.S.$ and EUR 780,000,000 (that is seven hundred and eighty million euro) (the “Secured Principal”); plus

(ii)	all accrued interest (as calculated in accordance with Loan Documents); plus all accrued default interest (as calculated in accordance with Loan Documents); plus any other amounts, monetary obligations, indemnities, fees, commissions, costs and expenses arising under and payable in accordance with the terms of the Loan Documents, which amounts, monetary obligations, indemnities, fees, commissions, costs, expenses, and the costs of the enforcement of this Agreement shall not exceed an aggregate amount representing 40% of the aggregate amount of Secured Principal, the Chargor hereby grants to the Chargee a first ranking (első ranghelyű) Fixed Charge over the Charged Assets in accordance with Section 261(1) of the Civil Code.

The Chargee hereby accepts such Fixed Charge.
2.2	Registration
2.2.1	The Fixed Charge constituted by this Agreement enters into full force and effect as of the date of its execution by the Parties in the form of a notarial deed and its registration in the Registry of Charges, therefore the Parties hereby request the registration of the Fixed Charge in the Registry of Charges.

2.2.2	Subject to the terms of the Loan Documents and the Agreed Security Principles, the Chargor undertakes to meet all costs incurred in connection with the notarisation and the registration procedure set out in Clause 2.2.1 above and consents to the entry of the Fixed Charge established herein in the Registry of Charges for the benefit of the Chargee.

2.2.3	The Parties request that the existence and registration of the Fixed Charge shall be certified by a certification (“tanúsítvány”) to be issued by the relevant public notary without any delay following the execution and registration of the Fixed Charge created hereunder.
2.3	Nature of the Fixed Charge
2.3.1	The Fixed Charge constituted by, and pursuant to, this Agreement shall:
(a)	subject to any Lien permitted by the Loan Documents be a first ranking (első ranghelyű) security over the Charged Assets;

(b)	to the extent permitted by Hungarian law, be of the nature of a “framework security” (keretbiztosítéki jelzálogjog), the maximum amount of which is the sum set out under Clause 2.1 (The Fixed Charge);

(c)	be a continuing security for the payment, satisfaction and discharge in full of the Obligations and shall not be considered as satisfied or discharged or prejudiced by any intermediate payment, satisfaction or settlement of any part of the Obligations unless and until discharged by the Chargee;

(d)	be in addition to and shall not operate so as in any way to prejudice or affect or be prejudiced or affected by any security, encumbrance, guarantee, suretyship, indemnity or other right or remedy which the Chargee or any other Secured Party (or any person on their behalf) may now or at any time hereafter hold for or in respect of the Obligations or any part thereof; and

(e)	not be prejudiced by any time or indulgence granted to any person, or any abstention or delay by the Chargee or any other Secured Party (or any person on their behalf) in perfecting or enforcing any security, encumbrance, guarantee, suretyship, right or remedy that the Chargee or any other Secured Party (or any person on their behalf) may now or at any time hereafter have from or against the Loan Parties.
2.4	Disposal

Notwithstanding any other provision of this Agreement, at all times unless an Enforcement Event has occurred, the Chargor is authorised by the Chargee to hold, dispose of, process, remodel, use and exercise all other rights and powers in respect of the Charged Assets to the extent permitted by the Principal Finance Documents.

3.	REPRESENTATIONS, WARRANTIES AND COVENANTS

3.1	Representations and Warranties

In addition and without prejudice to those representations and warranties made by or in respect of the Chargor herein or in any other Principal Finance Document, the Chargor hereby represents and warrants that on the date of this Agreement with reference to the facts and circumstances then existing, and subject to the provisions of the Principal Finance Documents:
(a)	it is the sole owner of the Charged Assets, subject to any Liens permitted by the Principal Finance Documents and it has not sold, transferred or otherwise disposed of, nor has it agreed to sell, transfer or otherwise dispose of, any or all of its rights in the Charged Assets to any third person, in each case other than as permitted by the Principal Finance Documents or this Agreement;

(b)	the representations and warranties made by the Chargor as Loan Party in Sections 3.01 (Organization; Powers), 3.02 (Authorization), 3.03 (Enforceability), 3.06 (No Material Adverse Change), 3.09 (Litigation, Compliance with Laws), 3.10 (Agreements), 3.19 (Security Documents) and 3.22 (Solvency) of the Credit Agreement are true and accurate as regards the Chargor and this Agreement;

(c)	except in respect of Liens permitted by the Principal Finance Documents, it has not reserved a priority ranking or position (as applicable) in respect of any of the Charged Assets (as regulated by sections 262 (5) and 264 (2) of the Civil Code).

(d)	subject to any Liens permitted by the Principal Finance Documents and subject to the Legal Reservations (as defined in the Credit Agreement), this Agreement, together with the act of registration at the Registry of Charges, as set out in Clause 2.2 (Registration) above constitutes a valid first ranking Fixed Charge over the Charged Assets in favour of the Chargee;

(e)	it has not granted any Lien in favour of any third person that would have an adverse effect on the validity and enforceability of security constituted by the Fixed Charge, other than as permitted by the Principal Finance Documents; and

(f)	it has not taken any action and has used reasonable endeavours to prevent any of its authorised signatories from taking any action that would have an adverse effect on the validity and enforceability of security constituted by this Agreement, other than as permitted by the Principal Finance Documents.
The representations and warranties set out in this Clause 3.1 shall be deemed to be repeated as true and correct in all material respects on the date of a Credit Event (as defined in the Credit Agreement) during the continuance of this Agreement.

3.2	Covenants

In addition and without prejudice to those covenants, undertakings, commitments and obligations made by or in respect of the Chargor herein or in any other Loan Document, the Chargor hereby covenants that, so long as this Agreement shall be in force and subject to Clause 2.4 (Disposal), it shall:
(a)	not take or omit to take any action the taking or omission of which would result in the alteration or impairment of any rights of the Collateral Agent under the Fixed Charge which would have an adverse effect on the validity and enforceability of the security hereunder except if such actions or omissions are permitted by the Principal Finance Documents;

(b)	in each case subject to the Agreed Security Principles, from time to time execute such documents and do all such acts and things as the Chargee may require (acting on the reasonable instructions of the Applicable Representative) from time to time to create, perfect or protect the Fixed Charge or any part thereof or to facilitate the realisation of the Fixed Charge or any part thereof and as are required (acting on the reasonable instructions of the Applicable Representative) in the exercise of all powers, authorities and discretions vested in the Chargee pursuant to this Agreement in respect of the Fixed Charge or any part thereof;

(c)	promptly notify the Chargee of any event or circumstance of which the Chargor is aware which would (i) materially and adversely affect, alter or impair the Chargee’s rights relating to the validity and enforceability of the security created under or pursuant to this Agreement, (ii) materially and adversely affect, alter or impair the Chargee’s rights under or pursuant to this Agreement in relation to the filing of a petition for the bankruptcy (“csődeljárás”) or insolvency (“felszámolási eljárás”) of the Chargor, the initiation of an execution in respect of the Charged Assets in accordance with the Court Enforcement Act or similar laws applicable in other jurisdictions, the termination of the Chargor’s commercial activities or the winding-up of the Chargor (unless the termination of the Chargor’s commercial activities or the winding up of the Chargor is permitted by the Principal Finance Documents);

(d)	except in respect of Liens permitted by the Principal Finance Documents, not reserve a priority ranking or position (as applicable) in respect of any of the Charged Assets under section 264 (2) of the Civil Code;

(e)	(i) except in respect of any Liens permitted by the Principal Finance Documents and subject to the Legal Reservations (as defined in the Credit Agreement), ensure that the Fixed Charge created hereunder shall be at all times a first ranking

Fixed Charge over the Charged Assets; (ii) not grant any further Lien over the Charged Assets; and (iii) not sell, transfer or otherwise dispose of any or all of its rights in the Charged Assets (whether with or without consideration) and shall not lease the Charged Assets, in each case other than as permitted by the Principal Finance Documents or this Agreement;

(f)	make all reasonable efforts to treat and maintain the Charged Assets in a prudent manner, and make reasonable efforts to ensure that the Charged Assets do not suffer damage or any depreciation in value beyond that attributable to reasonable wear and tear, except for circumstances arising out of the control of the Chargor;

(g)	provide the Chargee on the date of this Agreement with a list of Machinery and Equipment (attached as Schedule 2 (Machinery and Equipment)), identifying the Charged Assets;

(h)	provide the Chargee with an updated list of Machinery and Equipment or a confirmation that the list at Schedule 2 (Machinery and Equipment) is up to date (i) annually by 31 March each year (the first such list to be provided by 31 March 2011) and (ii) within five (5) Business Days upon the request of the Collateral Agent if an Enforcement Event has occurred; and

(i)	after serving an updated list of Machinery and Equipment referred to in Clause 3.2 (h) above, and within fifteen (15) Business Days of receipt from the Chargee of a draft amendment in a form substantially similar to this Agreement and subject in each case to the Agreed Security Principles, the Chargor shall create a fixed charge in favour of the Chargee over the newly acquired Machinery and Equipment listed in such updated list of Machinery and Equipment in accordance with the provisions set out herein and ensure that such fixed charge is registered in the Registry of Charges.
4.	CHARGEE’S RIGHTS
4.1	For the avoidance of doubt, it is acknowledged that the Collateral Agent is permitted to act on the instructions of the Applicable Representative in accordance with clause 2.02(a)(i) of the First Lien Intercreditor Agreement. It is further acknowledged that the Collateral Agent may assume that any and all instructions received by it from the Applicable Representative under this Agreement are reasonable, and that any question as to the reasonableness or otherwise of such instructions shall be determined as between the Applicable Representative and the Chargor.

4.2	The Chargor acknowledges and agrees that the Collateral Agent’s actions under this Agreement are on the basis of authority conferred under the Principal Finance Documents to which the Collateral Agent is a party, and on directions of the Applicable Representative. In so acting, the Collateral Agent shall have the protections, immunities, rights, indemnities and benefits conferred on a collateral agent under the Principal Finance Documents.

4.3	The powers conferred by this Agreement on the Chargee in relation to the Charged Assets or any part thereof shall be in addition to and not in substitution for the rights conferred on the Chargee by applicable law except insofar as they are excluded by this Agreement and, where there is any ambiguity or conflict between the rights contained in any such applicable law and those conferred by this Agreement, then the terms of this Agreement shall prevail to the extent permitted by such law.

4.4	The Chargee shall be entitled, subject to the Agreed Security Principles, the terms of the Principal Finance Documents and this Agreement and the reasonable instructions of the Applicable Representative, at any time to take any such action permitted under the relevant laws as it in its discretion thinks fit for the purpose of protecting the Fixed Charge. For the avoidance of doubt, enforcement action shall be governed by Clause 5 of this Agreement.

4.5	Subject to Section 4.05 of the First Lien Intercreditor Agreement, the Chargee may, at any time and from time to time, delegate by power of attorney to any person all or any of the rights conferred on it by this Agreement which are for the time being exercisable by the Chargee hereunder in relation to the Charged Assets or any part thereof and the Chargee shall inform the Chargor of such delegation or appointment of a delegate.

4.6	The Chargee does not need, before it exercises any of the rights conferred upon it by this Agreement or by law, to (i) initiate proceedings or obtain a judgement against the Chargor or any other person in any court; (ii) make or file a claim in a bankruptcy or liquidation with respect to the Chargor or any other person; or (iii) enforce any of its rights in respect of any part of the Obligations, except as expressly required by Hungarian law from time to time.

5.	ENFORCEMENT

5.1	The Chargor hereby acknowledges that if an Enforcement Event has occurred the Chargee becomes immediately entitled to enforce the Fixed Charge, by way of:
(a)	court enforcement proceedings (as set out in Section 255 (1) of the Civil Code); or

(b)	simplified court enforcement proceedings (as set out in Section 257 (4) of the Civil Code); or

(c)	selling the Charged Assets by the Chargee (pursuant to the provisions of Section 257 (2) of the Civil Code); or

(d)	if the Chargee so elects, instructing a Hungarian institution engaged in granting charge-backed loans or arranging auctions as its main business (as set out in Section 257 (3) of the Civil Code) to sell the Charged Assets, which sale shall be affected by a public auction to the highest bidder; or

(e)	joint sale of all or any part of the Charged Assets by the Chargee and the Chargor.
5.2	If the Chargee elects to conduct the enforcement pursuant to Clause 5.1(a) in accordance with Sections 10(b), 20 and 21 of the Court Enforcement Act, then it shall become immediately entitled to enforce the Fixed Charge upon the occurrence of an Enforcement Event I.

5.3	If the Chargee elects to conduct the enforcement in accordance with any other method available under Clause 5.1 (other than Clause 5.1(a)), then it shall become immediately entitled to enforce the Fixed Charge if an Enforcement Event has occurred.

5.4	For the avoidance of any doubt, the Chargee is entitled to switch from any enforcement method available under Clause 5.1 to another method thereunder if it determines (on the reasonable instructions of the Applicable Representative) that the selected mechanism is or likely to be unsuccessful or inefficient.

5.5	The Parties hereby agree that without prejudice to the provisions of Clause 5.1 above, if an Enforcement Event has occurred, at the request of the Chargee, the Parties will enter into negotiations in good faith regarding the possible acquisition of any or all of the Charged Assets by the Chargee.

5.6	If the enforcement is conducted in accordance with Clause 5.1 (c), (d) or (e), then the sale of any of the Charged Assets shall be subject to the following conditions: (i) the bidder must offer a minimum purchase price of the Charged Assets being at least 65% of the fair market value (the “Value”) as determined by an independent expert of international repute (the “Expert”), which Expert is to be selected in accordance with Clause 5.12 below, and (ii) the sale must be completed within three (3) months of the delivery of the valuation report by the Expert in a written form. If no offers are made at such rate during the period of three (3) months, then the Charged Assets shall be sold at the highest bid offered but at least at 50% of the Value (as determined by the Expert) within a period of twelve (12) months following the expiry of the period referred to in this Clause 5.6 For the avoidance of doubt the Chargee shall be considered to have acted reasonably when it accepts the highest bid offered during the sale for the Charged Assets in accordance with the terms above.

5.7	If the Fixed Charge is enforced by simplified court enforcement proceedings, in accordance with Sections 204/B to 204/H of Court Enforcement Act, and with Clause 5.1 (b) above, then the minimum purchase price of the Charged Assets shall be at least 65% of the Value.

5.8	The Chargor shall, upon the request of the Chargee, if an Enforcement Event has occurred, as soon as possible, but in any event within fifteen (15) Business Days, deliver any document relating to the Charged Assets, which is required by the Chargee for the purposes of exercising its rights under this Agreement. The Chargee shall provide a copy of the valuation report obtained from the Expert in respect of the Charged Assets to the Chargor within five (5) Business Days from the receipt of such report. The appointed Hungarian institution under Clause 5.1(d) above is entitled to request all necessary documents for the sale from the Chargor and the Chargor must deliver such documents to that institution accordingly.

5.9	The Chargee shall within 15 (fifteen) days before the sale notify the Chargor in writing of (i) the method, (ii) the place and (iii) the date of such sale. The Chargee hereby confirms that it will comply with the provisions of Government Decree No. 12/2003 (I. 30.), including but not limited to notifying the Chargor of its intention to sell the Charged Assets, at least 30 (thirty) days before the date of the intended sale.

5.10	The Chargee shall utilise the proceeds of any sale under this Clause 5 and shall return the surplus amounts, if any, in accordance with the First Lien Intercreditor Agreement.

5.11	No purchaser or other person shall be bound or concerned to see or enquire whether the right of the Chargee to exercise any of the powers hereby conferred has arisen, nor be concerned with notice to the contrary or with the propriety of the exercise or purported exercise of such powers.

5.12	The procedure of the appointment of the Expert is the following: the Chargee (in its sole discretion) may propose three (3) internationally recognised, independent experts and the Chargor may, in its sole discretion, elect one of these experts at the cost of the Chargor. If the Chargor fails to appoint the Expert within five (5) Business Days from the receipt of the proposal of the Chargee, the Chargee may appoint the Expert in its sole discretion.

6.	GENERAL PROVISIONS

6.1	Separate Agreements

This Agreement shall be construed so as to constitute a separate security agreement between the Chargor on the one hand and the Chargee on the other hand and if such separate agreement between the Chargor and the Chargee becomes invalid or unenforceable, is terminated, rescinded, released, void, voidable, amended, restated, renewed, novated, supplemented or otherwise affected, the obligations of the Chargor is satisfied or any of the rights of Chargee created thereby is ineffective, the foregoing shall, to the fullest extent permitted by law, not affect the validity or enforceability of any of the other agreements between the Chargor on the one hand and the Chargee on the other hand.

6.2	Immediate Recourse

To the fullest extent allowed by applicable law, the Chargor waives any right it may have of first requiring the Chargee to proceed against or claim payment from any other person or entity or enforce any guarantee, suretyship or security granted by any other person or entity before enforcing this Agreement and/or its rights hereunder or pursuant hereto.

6.3	Certificates
(a)	A certificate (including but not limited to the Declaration) signed by any duly authorised officer of the Chargee setting forth any amount due to the Secured Parties from either of the Chargor and/or the Loan Parties in respect of any part of the Obligations as well as the occurrence of an Event of Default which is continuing shall be prima facie evidence of such amount against the Loan Parties and the Chargor except in case of manifest error or fraud on the part of the Chargee.

(b)	The Chargor hereby acknowledges that after the occurrence of an Event of Default which is continuing the Chargee shall be entitled to incorporate such certificate, setting out the outstanding amount of all or any part of the Obligations in a notarial certificate (in Hungarian: “ténytanúsítvány”/“ténytanúsító okirat”), the costs of which are to be borne in accordance with the Principal Finance Documents. The Chargor accepts any notarial certificate issued according to this Clause as prima facie evidence except in case of manifest error or fraud on the part of the Chargee.
6.4	Discharge

Where any discharge (whether in respect of this Agreement, or other Security Document for the Obligations or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is subsequently avoided or must be restored on bankruptcy (“csődeljárás”), insolvency (“felszámolási eljárás”) or otherwise without limitation, the liability of the Chargor under this Agreement and the rights of the Chargee created hereby and pursuant hereto shall continue as if there had been no discharge or arrangement. The Chargee shall be under no obligation to challenge, contest or otherwise take any steps to remedy any avoidance of any payment, security or other disposition or the restoration thereof by any liquidator, receiver or similar officer on bankruptcy, insolvency or otherwise.

7.	REMEDIES AND WAIVERS

No failure on the part of the Chargee to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by applicable law, the Credit Agreement or any other Loan Documents.

8.	SEVERABILITY

If any of the terms hereof is or becomes invalid or unenforceable (or the security purported to be created hereunder or pursuant hereto are ineffective) for any reason under the laws of any jurisdiction or in relation to the Chargor, such invalidity or unenforceability shall, to the fullest extent possible under applicable law, not affect its validity or enforceability in any other jurisdiction or invalidate or make unenforceable any other term hereof. The Parties hereto agree that they will negotiate in good faith to replace any provision hereof held invalid, illegal or unenforceable with a valid, legal and enforceable provision which is as similar as possible in substance to the invalid, illegal or unenforceable provision.

9.	ATTORNEY

To the fullest extent permitted by applicable law, the Chargor hereby appoints the Chargee, such appointment being made for the benefit of the Chargee and the other Secured Parties represented by the Chargee and shall be effective if an Enforcement Event has occurred to be its true and lawful attorney (with full power of substitution and delegation) for and on behalf of the Chargor and in its name or in the name of the Chargee and as the Chargor’s attorney in act and deed to sign, execute, seal, deliver, acknowledge, file, register and perfect any and all such assurances, documents, instruments, agreements (including any agreements to which the Chargee itself is a party) certificates and consents and to do any and all such acts and things as the Chargor itself could do in relation to the Charged Assets or in relation to any matters dealt with in this Agreement and which the Chargee may, (upon the reasonable instruction of the Applicable Representative), deem to be necessary in order to give full effect to the purposes of this Agreement. The Chargor will ratify and confirm whatever the Chargee shall do or cause to be done in pursuance of the powers conferred to it hereunder. For the avoidance of any doubt, this Clause constitutes the express consent of the Chargor to the appointment of the Collateral Agent as its representative for the purposes of Article 221 (3) of the Civil Code except that the Collateral Agent shall not be entitled to conclude or amend any agreement between the Chargor and any of the Secured Parties or to waive any rights of the Chargor against any of the Secured Parties.

10.	TERMINATION

10.1	The security constituted by this Agreement shall be released, re-assigned, re-transferred and cancelled (as applicable):
(a)	by the Collateral Agent at the request and cost of the Chargor, upon the Obligations being irrevocably paid or discharged in full and none of the Secured Parties being under any further actual or contingent obligation to make advances or provide other financial accommodation to the Chargor or any other person under any of the Loan Documents; or

(b)	in accordance with, and to the extent required by, the Intercreditor Arrangements.
10.2	Upon termination of this Agreement and subject to Clause 10.1, the Chargee shall promptly (but in any event within fifteen (15) days), at the cost of the Chargor, issue all certificates or other documents and sign all other documents and do all such acts as are required by law or requested reasonably by the Chargor in order that this Agreement will be terminated and the Fixed Charge can be deleted from the Registry of Charges.

10.3	If the Chargor disposes of any of the Charged Assets and that disposal is permitted by the Principal Finance Documents, that Charged Assets shall, unless an Enforcement Event has occurred, be: (a) automatically released, re-assigned, re-transferred and cancelled (as applicable) from the Fixed Charge constituted by this Agreement with effect from the day of such disposal or (b) released, re-assigned, re-transferred and cancelled (as applicable) in accordance with and to the extent required by, the Intercreditor Arrangements.

10.4	Upon the Chargor disposing of any of the Charged Assets (which disposal is permitted by the Principal Finance Documents), the Chargee shall promptly (but in any event within fifteen (15) days) at the cost of the Chargor, issue all certificates or other documents and sign all other documents and do all such acts as are required by law or requested reasonably by the Chargor in order to release the relevant Charged Assets from the Fixed Charge constituted by this Agreement.

11.	POWER TO ASSIGN

To the fullest extent permitted under the laws of Hungary and subject to the terms of the Loan Documents, only the Chargee (but not, for the avoidance of doubt, the Chargor, unless otherwise permitted by the Principal Finance Documents) shall be entitled to assign and/or transfer all or part of its rights and obligations under this Agreement, in the case of the Chargee, to a replacement Collateral Agent appointed in accordance with the Principal Finance Documents and the Chargor hereby in advance gives its irrevocable consent to, within the meaning of Sections 328-331 of the Civil Code, and hereby in advance irrevocably co-operates with any such assignment and/or transfer (as the case may be) hereunder.

12.	NOTICES

Each notice or other communication to be given or made by a Party under this Agreement shall be given or made in accordance with the First Lien Intercreditor Agreement.

13.	GOVERNING LAW

This Agreement and all non-contractual obligations arising from or connected with it are governed by, and construed in accordance with, Hungarian law.

14.	JURISDICTION

The Parties agree that any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity) (“Dispute”) shall be referred to a Hungarian court in accordance with the provisions of Act III of 1952 on the code of civil procedure.

15.	LANGUAGE

This Agreement shall be executed in English language only. This Agreement may be translated into Hungarian but in the event of any ambiguity or conflict between the two versions, the English version shall prevail to the extent permitted by law.

16.	AMENDMENTS

16.1	This Agreement may be amended only by a written instrument executed by the Parties in the form of a notarial deed.

16.2	With consideration to the forthcoming potential enactment of a new Hungarian civil code, the Chargor hereby undertakes that, subject to the Agreed Security Principles, upon the request of the Collateral Agent:
16.2.1	it shall agree to an amendment and restatement of this Agreement following the entry into force of such a new civil code, in order to reflect the provisions thereof, to the extent such amendment is necessary to preserve the Charge or to clarify the security position of the Collateral Agent; and

16.2.2	it shall enter into good faith negotiations on the amendment and restatement terms of this Agreement, in order to reflect the provisions of the new civil code, other than those which are referred to in Clause 16.2.1 above.
17.	APPLICATION FOR REGISTRATION

The Chargee and the Chargor hereby jointly request the notary public to register the Fixed Charge created pursuant to this Agreement in the Registry of Charges in favour of the Chargee, in the maximum amount of the Obligations.
II./ AGREEMENT CONSTITUTING FLOATING CHARGE
(VAGYONT TERHELŐ ZÁLOGSZERZŐDÉS)
WHEREAS
(A)	Pursuant to the Loan Documents (as defined below) the Chargor was requested to provide security to the Chargee for the Obligations under the Loan Documents (each as defined below).

(B)	The Parties have agreed to enter into this Agreement to create a security interest over the Charged Assets (as defined below) in accordance with and subject to the terms and conditions as set out herein.

(C)	The Secured Parties (as defined below) have duly authorised and empowered the Chargee to enter into this Agreement and to represent their joint and several rights in connection with the Floating Charge (as defined below), acting for its own and for the Secured Parties’ benefit.
NOW IT IS HEREBY AGREED AS FOLLOWS:
18.	INTERPRETATION

18.1	Definitions

Unless defined in this Agreement or the context otherwise requires, a term defined in the First Lien Intercreditor Agreement has the same meaning in this Agreement and in any notice given under this Agreement.

In this Agreement:

“Agreed Security Principles” has the meaning it is given in the Credit Agreement and the Senior Secured Note Indenture and, to the extent of any inconsistency, the meaning it is given in the Credit Agreement shall prevail.

“Applicable Representative” has the meaning given to that term in the First Lien Intercreditor Agreement.

“Business Day” means a day (other than Saturday or Sunday) on which banks are open for business in New York, London and Budapest.

“Charged Assets” means all assets (including the Trade Receivables and Goodwill) owned by the Chargor at the date on which this Agreement comes into effect and from time to time in the future, including assets purchased and acquired by the Chargor, but excluding assets disposed or sold by the Chargor to the extent permitted by the Loan Documents or this Agreement.

“Civil Code” means Act IV of 1959 (as amended) on the Civil Code of the Republic of Hungary.

“Court Enforcement Act” means Act LIII of 1994 on Judicial Execution.

“Credit Agreement” means the Credit Agreement dated as of 5 November 2009, among the Closure Systems International B.V., Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., SIG Euro Holding AG & Co. KGaA, Closure Systems International Holdings Inc. and SIG Austria Holding GmbH as borrowers, Reynolds Group Holdings Limited, the lenders from time to time party thereto and Credit Suisse AG (formerly known as Credit Suisse), as administrative agent, as amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time, attached as Part I of Schedule 1 (Credit Agreement) to this Agreement.

“Crystallisation” means the procedure of transforming, with a Crystallisation Notice, the Floating Charge into a mortgage over real estates, a fixed charge over moveable assets, pledge over moveable assets or charge over rights and/or claims of the Chargor.

“Crystallisation Notice” means a written notification (in the form of a notarial deed) from the Chargee to the Chargor about the initiation of the Crystallisation, substantially in the form set out in Schedule 2.

“Declaration” means a written declaration (in Hungarian: “ténytanúsítvány“/“ténytanúsító okirat” to be incorporated into a notarial deed) of the Chargee issued in accordance with Section 21(2) of the Court Enforcement Act (i) declaring the failure of the Chargor and/or the Loan Parties to pay the relevant amounts on the due date set forth in the Demand and (ii) stipulating the amount of principal, interest and default interest due as at the date of such declaration as well as the applicable rate of interest and default interest applicable from such date until the date of receipt by the Chargee of the proceeds of the enforcement hereunder.

“Demand” means a written demand made by the Chargee and delivered in accordance with this Agreement to the Chargor with a copy to the Loan Parties’ Agent if an Event of Default has occurred and is continuing unremedied and unwaived (i) declaring the occurrence of an Event of Default which is continuing unremedied and unwaived; and (ii) setting (at the Chargee’s total discretion) a payment date for the payment of all amounts outstanding under or in connection with the Credit Agreement and/or the other Loan Documents and stipulating that if such payment is not made when due, the Chargee becomes authorised to enforce the Charge.

“Dispute” has the meaning given to that term in Clause 14 (Jurisdiction) of this Agreement.

“Enforcement Events” means collectively Enforcement Event I and Enforcement Event II and “Enforcement Event” means any one of them.

“Enforcement Event I” means the issuance of a Declaration by the relevant public notary after the non-payment of the full amounts set forth in the Demand on the due date thereof.

“Enforcement Event II” means the occurrence of an Event of Default which is continuing unremedied and unwaived and in respect of which a notice has been served in accordance with Article VII of the Credit Agreement or the equivalent provisions of the other Principal Finance Documents except that any rights of the Chargee in respect of the preservation of the assets or the security may be exercised if the Chargee determines that they are required to be exercised if an Event of Default has occurred and is continuing (i.e. without any notice).

“Event of Default” means an “Event of Default” under, and as defined in, the First Lien Intercreditor Agreement.

“Expert” has the meaning given to such term in Clause 5.14 (Enforcement) of this Agreement.

“First Lien Intercreditor Agreement” means the First Lien Intercreditor Agreement dated as of 5 November 2009, among the Collateral Agent, The Bank of New York Mellon, as trustee under the Senior Secured Note Indenture, Credit Suisse AG (formerly known as Credit Suisse), as administrative agent under the Credit Agreement, and the Loan Parties, as amended, novated, supplemented, restated or modified from time to time, (including by the Joinder Agreement which added the Collateral Agent as a collateral agent under the First Lien Intercreditor Agreement), attached as Part III of Schedule 1 (First Lien Intercreditor Agreement) to this Agreement.

“Floating Charge” means the floating charge created by, and pursuant to, this Agreement.

“Goodwill” means the intangible asset (including the value of the Chargor’s name and reputation and its customer relations) of the Chargor as shown in its then actual balance sheet.

“Group” means Reynolds Group Holdings Limited and each of its subsidiaries from time to time.

“Individual Encumbrances” has the meaning given to such term in Clause 5.5 (Enforcement) of this Agreement.

“Intercreditor Arrangements” means the First Lien Intercreditor Agreement and any other document that is designated by the Loan Parties’ Agent and the Collateral Agent as an intercreditor agreement, in each case as amended, novated, supplemented, restated, replaced or modified from time to time.

“Issuers” means the “Issuers” under, and as defined in, the Senior Secured Note Indenture, including their successors in interest.

“Joinder Agreement” means the joinder agreement dated on 21 January 2010 made among (amongst others) the Collateral Agent, The Bank of New York Mellon, Credit Suisse AG and Reynolds Group Holdings Limited pursuant to which the Collateral Agent is appointed an additional collateral agent and becomes a party to the First Lien Intercreditor Agreement.

“Land Registry” means the relevant land registry office which pursuant to Act CXLI of 1997 on Real Property Registration is entitled to keep the real property registers including the registry of mortgages.

“Lien” has the meaning it is given in the First Lien Intercreditor Agreement.

“Loan Documents” means the “Credit Documents” under, and as defined in, the First Lien Intercreditor Agreement and any other document designated by the Loan Parties’ Agent and the Collateral Agent as a Loan Document.

“Loan Parties” means the “Grantors” under, and as defined in, the First Lien Intercreditor Agreement.

“Loan Parties’ Agent” means Reynolds Group Holdings Limited (formerly known as Rank Group Holdings Limited).

“Material Deterioration” means the value of the Charged Assets at any time being less than 50% (excluding any ordinary wear and tear or depreciation) of (a) the value of the Charged Assets as at the date of this Agreement (determined in accordance with the most recent balance sheet of the Chargor) minus (b) the value of any asset as at the date of this Agreement that is disposed of, sold or otherwise transferred as permitted under the Loan Documents and this Agreement.

“Obligations” means all present and future obligations and liabilities including Parallel Debt (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Loan Party and each grantor of a security interest to the Secured Parties (or any of them) under each or any of the Loan Documents, together with all costs, charges and expenses incurred by any Secured Party in connection with the protection, preservation or enforcement of its respective rights under the Loan Documents or any other document evidencing or securing any such liabilities.

“Parallel Debt” means the independent obligations of any of the Loan Parties arising pursuant to the First Lien Intercreditor Agreement to pay to the Collateral Agent sums equal to and in the currency of each amount payable by such Loan Party to each of the Secured Parties under each of the Loan Documents.

“Principal Finance Document” means the Credit Agreement, the Senior Secured Note Indenture, the Intercreditor Arrangements and any Additional Agreement.

“Registry of Charges” means the central registry of charges, fixed charges and floating charges kept and maintained by the Chamber of Hungarian Public Notaries.

“Secured Parties” means the “Secured Parties” under, and as defined in, the First Lien Intercreditor Agreement.

“Secured Principal” has the meaning given to such term in Clause 2.1 (The Floating Charge) of this Agreement.

“Senior Secured Note Indenture” means the Indenture dated as of 5 November 2009, among the Issuers, the Note Guarantors (as defined therein) and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent and registrar, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to, attached as Part II of Schedule 1 (Senior Secured Note Indenture) to this Agreement.

“Trade Receivables” means all monetary claims and claims capable of being expressed in monetary terms, which now or at any time hereafter may be or become due or owing to the Chargor arising from any contract concluded, or to be concluded at any time after the date of this Agreement, between the Chargor and any other person in connection with the Chargor’s commercial activities.
18.2	Construction
18.2.1	Headings are for convenience of reference only.

18.2.2	Where the context so permits, the singular includes the plural and vice versa.

18.2.3	Save where the contrary is indicated, any reference in this Agreement to the “Chargee”, the “Chargor”, the “Secured Party”, a “Loan Party” or a “Lender” shall be construed so as to include its (or their) respective successors, transferees and assignees from time to time and any successor of such a successor, transferee or assignee in accordance with its (or their) respective interests.

18.2.4	The Parties agree and confirm that any person becoming a transferee of any rights and obligations of the Collateral Agent under the First Lien Intercreditor Agreement shall thereupon become entitled to the benefit of the provisions contained herein as if it had originally been and had been named as a party hereto.

18.2.5	References to Clause and Schedule shall, subject to any indication to the contrary, mean the respective Clause and Schedule of this Agreement.

18.2.6	References to the Credit Agreement, the First Lien Intercreditor Agreement, the other Loan Documents, this Agreement or any other agreement or document shall, where applicable, be deemed to be references to such Credit Agreement, the First Lien Intercreditor Agreement, other Loan Documents, this Agreement or such other agreement or document as the same may have been, or may from time to time be, amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or otherwise modified from time to time, as persons may accede thereto as a party or withdraw therefrom as a party in part or in whole or be released thereunder in part or in whole, and as facilities and financial services are or may from time to time be granted, extended, prolonged, increased, reduced, cancelled, withdrawn, amended, restated, supplemented, restructured, refunded, replaced, modified, renewed or novated thereunder.

18.2.7	Any amount will be deemed irrevocably paid in full if it has been paid in full and there is no evidence such as to give a reasonable belief that any claim will be brought to revoke such payment.

18.2.8	References to any element of the legislation, statute, act, law, regulation or any provision thereof shall, where applicable, be deemed to be references to that element of the legislation, as amended or re-enacted.

18.2.9	This Agreement is subject to the terms of the Intercreditor Arrangements. In the event of a conflict between the terms of this Agreement and the Intercreditor Arrangements, the terms of the Intercreditor Arrangements will prevail.
19.	CREATION OF THE FLOATING CHARGE

19.1	The Floating Charge

In order to secure the Obligations, up to the maximum amount of:
(i)	USD 2,280,000,000 (that is two billion two hundred and eighty million U.S.$ and EUR 780,000,000 (that is seven hundred and eighty million euro) (the “Secured Principal”); plus

(ii)	all accrued interest (as calculated in accordance with Loan Documents); plus all accrued default interest (as calculated in accordance with Loan Documents); plus any other amounts, monetary obligations, indemnities, fees, commissions, costs and expenses arising under and payable in accordance with the terms of the Loan Documents, which amounts, monetary obligations, indemnities, fees, commissions, costs, expenses, and the costs of the enforcement of this Agreement shall not exceed an aggregate amount representing 40% of the aggregate amount of Secured Principal, the Chargor hereby grants to the Chargee a first ranking (“első ranghelyű”) floating charge over its Charged Assets.

The Chargee hereby accepts such Floating Charge.
19.2	Registration
19.2.1	The Floating Charge constituted by this Agreement enters into full force and effect as of the date of its execution by the Parties in the form of a notarial deed and its registration in the Registry of Charges, therefore the Parties hereby request the registration of the Floating Charge in the Registry of Charges.

19.2.2	Subject to the terms of the Loan Documents and the Agreed Security Principles, the Chargor undertakes to meet all costs incurred in connection with the notarial deed and the registration procedure set out in Clause 2.2.1 above and consents to the entry of the Floating Charge established herein in the Registry of Charges for the benefit of the Chargee.

19.2.3	The Parties request that the existence and registration of the Floating Charge shall be certified by a certification (“tanúsítvány”) to be issued by the relevant public notary following the execution and registration of the Floating Charge created hereunder.
19.3	Nature of the Floating Charge

         The Floating Charge constituted by, and pursuant to, this Agreement shall:
(a)	subject to any Lien permitted by the Loan Documents, be a first ranking security over the Charged Assets;

(b)	to the extent permitted by Hungarian law, be of the nature of “framework security” (“keretbiztosítéki jellegű”), the maximum amount of which is the sum set out under Clause 2.1 (The Floating Charge);

(c)	be a continuing security for the payment, satisfaction and discharge in full of the Obligations and shall not be considered as satisfied or discharged or prejudiced by any intermediate payment, satisfaction or settlement of any part of the Obligations unless and until discharged by the Chargee;

(d)	be in addition to and shall not operate so as in any way to prejudice or affect or be prejudiced or affected by any security, encumbrance, guarantee, suretyship, indemnity or other right or remedy which the Chargee or any other Secured Party (or any person on their behalf) may now or at any time hereafter hold for or in respect of the Obligations or any part thereof; and

(e)	not be prejudiced by any time or indulgence granted to any person, or any abstention or delay by the Chargee or any other Secured Party (or any person on their behalf) in perfecting or enforcing any security, encumbrance, guarantee, suretyship, right or remedy that the Chargee or any other Secured Party (or any person on their behalf) may now or at any time hereafter have from or against the Loan Parties.
20.	REPRESENTATIONS, WARRANTIES AND COVENANTS

20.1	Representations and Warranties

In addition and without prejudice to those representations and warranties made by or in respect of the Chargor herein or in any other Principal Finance Document, the Chargor hereby represents and warrants that on the date of this Agreement with reference to the facts and circumstances then existing, and subject to the provisions of the Principal Finance Documents.
(f)	it is the sole owner of the Charged Assets, subject to any Liens permitted by the Principal Finance Documents and it has not sold, transferred or otherwise disposed of, nor has it agreed to sell, transfer or otherwise dispose of, any or all of its rights in the Charged Assets to any third person, in each case other than as permitted by the Principal Finance Documents or this Agreement;

(g)	the representations and warranties made by the Chargor as Loan Party in Section 3.01 (Organization; Powers), 3.02 (Authorization), 3.03 (Enforceability), 3.06 (No Material Adverse Change), 3.09 (Litigation, Compliance with Laws), 3.10 (Agreements), 3.19 (Security Documents) and 3.22 (Solvency) of the Credit Agreement are true and accurate as regards the Chargor and this Agreement;

(h)	except in respect of Liens permitted by the Principal Finance Documents, it has not reserved a ranking position in respect of any of the Charged Assets (as regulated by sections 262 (4), 262 (5) and 264 (2) of the Civil Code);

(i)	subject to any Liens permitted by the Principal Finance Documents and subject to the Legal Reservations (as defined in the Credit Agreement), this Agreement, together with the act of registration in the Registry of Charges, as set out in Clause 2.2 (Registration) above constitutes a valid first ranking Floating Charge over the Charged Assets in favour of the Chargee;

(j)	it has not granted any Lien that would have an adverse effect on the validity and enforceability of security constituted by this Agreement, other than as permitted by the Principal Finance Documents; and

(k)	it has not taken any action and has used reasonable endeavours to prevent any of its authorised signatories from taking any action that would have an adverse effect on the validity and enforceability of security constituted by this Agreement, other than as permitted by the Principal Finance Documents.
The representations and warranties set out in this Clause 20.1 shall be deemed to be repeated as true and correct in all material respects on the date of a Credit Event (as defined in the Credit Agreement) during the continuance of this Agreement.

20.2	Covenants

In addition and without prejudice to those covenants, undertakings, commitments and obligations made by or in respect of the Chargor herein or in any other Loan Document, the Chargor hereby covenants that, so long as this Agreement shall be in force, it shall:
(l)	not take or omit to take any action the taking or omission of which would result in the alteration or impairment of any rights of the Chargee under the Floating Charge which would have an adverse effect on the validity and enforceability of the security hereunder except if such actions or omissions are permitted by the Principal Finance Documents;

(m)	in each case subject to the Agreed Security Principles, from time to time execute such documents and do all such acts and things as the Chargee may require (acting on the reasonable instruction of the Applicable Representative) from time to time to create, perfect or protect the Floating Charge or any part thereof or to facilitate the realisation of the Floating Charge or any part thereof and as are required (acting on the reasonable instruction of the Applicable Representative) in the exercise of all powers, authorities and discretions vested in the Chargee pursuant to this Agreement in respect of the Floating Charge or any part thereof;

(n)	promptly notify the Chargee of any event or circumstance of which the Chargor is aware which would (i) materially and adversely affect, alter or impair the Chargee’s rights relating to the validity and enforceability of the security created under or pursuant to this Agreement, (ii) materially and adversely affect, alter or impair the Chargee’s rights under or pursuant to this Agreement in relation to the filing of a petition for the bankruptcy (“csődeljárás”) or insolvency (“felszámolási eljárás”) of the Chargor, the initiation of an execution in respect of the Charged Assets in accordance with the Court Enforcement Act or similar laws applicable in other jurisdictions, the termination of the Chargor’s commercial activities or the winding up of the Chargor (unless the termination of the Chargor’s commercial activities or the winding up of the Chargor is permitted by the Principal Finance Documents);

(o)	except in respect of Liens permitted by the Principal Finance Documents, not reserve a priority ranking or position (as applicable) in respect of any of the Charged Assets under section 264 (2) of the Civil Code; and

(p)	except in respect of any Liens permitted by the Principal Finance Documents and subject to the Legal Reservations (as defined in the Credit Agreement) and the Agreed Security Principles, ensure that the Floating Charge created hereunder shall be at all times a first ranking Floating Charge over the Charged Assets and that it shall not grant any further Lien over the Charged Assets, shall not sell, transfer or otherwise dispose of any or all of its rights in the Charged Assets (whether with or without consideration) and shall not lease the Charged Assets, other than as permitted under the Principal Finance Documents.
21.	CHARGEE’S RIGHTS

21.1	For the avoidance of doubt, it is acknowledged that the Collateral Agent is permitted to act on the instructions of the Applicable Representative in accordance with clause 2.02(a)(i) of the First Lien Intercreditor Agreement. It is further acknowledged that the Collateral Agent may assume that any and all instructions received by it from the Applicable Representative under this Agreement are reasonable, and that any question as to the reasonableness or otherwise of such instructions shall be determined as between the Applicable Representative and the Chargor.

21.2	The Chargor acknowledges and agrees that the Collateral Agent’s actions under this Agreement are on the basis of authority conferred under the Principal Finance Documents to which the Collateral Agent is a party, and on directions of the Applicable Representative. In so acting, the Collateral Agent shall have the protections, immunities, rights, indemnities and benefits conferred on a collateral agent under the Principal Finance Documents.

21.3	The powers conferred by this Agreement on the Chargee in relation to the Charged Assets or any part thereof shall be in addition to and not in substitution for the rights conferred on the Chargee by applicable law except insofar as they are excluded by this Agreement and, where there is any ambiguity or conflict between the rights contained in any such applicable law and those conferred by this Agreement, then the terms of this Agreement shall prevail to the extent permitted by such law.

21.4	The Chargee shall be entitled, subject to the Agreed Security Principles, the terms of the Principal Finance Documents and this Agreement (and the reasonable instruction of the Applicable Representative), at any time to take any such action permitted under the relevant laws as it in its discretion thinks fit for the purpose of protecting the Floating

Charge. For the avoidance of doubt, enforcement action shall be governed by Clause 22 of this Agreement.

21.5	Subject to Section 4.05 of the First Lien Intercreditor Agreement, the Chargee may, at any time and from time to time, delegate by power of attorney to any person all or any of the rights conferred on it by this Agreement which are for the time being exercisable by the Chargee hereunder in relation to the Charged Assets or any part thereof and the Chargee shall inform the Chargor of such delegation or appointment of a delegate.

21.6	The Chargee does not need, before it exercises any of the rights conferred upon it by this Agreement or by law, to (i) initiate proceedings or obtain a judgement against the Chargor or any other person in any court; (ii) make or file a claim in a bankruptcy or liquidation with respect to the Chargor or any other person; or (iii) enforce any of its rights in respect of any part of the Obligations, except as expressly required by Hungarian law from time to time.

21.7	If a Material Deterioration occurs, the Chargee is entitled to initiate the Crystallisation of the Floating Charge provided that: (a) it has requested in writing for the Chargor (i) to repair the Charged Assets or (ii) provide additional security, in either case to the extent that the value of the Charged Assets after such repair or provision of additional security will not constitute a Material Deterioration, within reasonable timeframe and the Chargor has failed to cure the Material Deterioration in such manner and within such timeframe, however, such a Crystallisation shall not constitute a “Crystallisation” for the purposes of Clause 5; (b) with respect to movable assets only fixed charges and no possessory pledges may be created; and (c) with respect to a charge over rights and/or claims of the Chargor, the Crystallisation may only be notified to debtors of the relevant rights or claims within the Group (other debtors shall be notified only upon the occurrence of an Enforcement Event).

22.	ENFORCEMENT

22.1	The Chargor hereby acknowledges that if an Enforcement Event has occurred the Chargee becomes immediately entitled to enforce the Floating Charge as set out in this Clause 22.

22.2	The Chargee confirms that unless the Chargee is exercising its rights under Clause 5.1 above, the Chargor shall be entitled to exercise all or any of its rights in the Charged Assets in its normal course of business, or as permitted by the Principal Finance Documents, provided that an Event of Default has not occurred and is continuing.

22.3	The Chargee can enforce the Floating Charge (i) via Crystallisation or (ii) without Crystallisation.

22.4	The Chargor:
(q)	acknowledges that if the Floating Charge is being crystallised into a real estate mortgage, upon receipt by the Chargor of the Crystallisation Notice, the Chargee is entitled to apply for the registration of the real estate mortgage in the relevant Land Registry. The Chargor undertakes to provide the Chargee, upon its request, as soon as practicable, but in any event within ten (10) Business

Days, with all documents necessary for the registration of the real estate mortgage;

(r)	acknowledges that if the Floating Charge is being crystallised into a fixed charge over moveable assets, upon receipt by the Chargor of the Crystallisation Notice, the Chargee is entitled to apply for the registration of the fixed charge over moveable assets in the Registry of Charges. The Chargor undertakes to provide the Chargee, upon its request, as soon as practicable, but in any event within ten (10) Business Days, with all documents necessary for the registration of the fixed charge over moveable assets;

(s)	shall, if the Floating Charge is being crystallised into a possessory pledge over moveable assets, deliver to the Chargee as soon as practicable, but in any event within ten (10) Business Days, the moveable assets on which a possessory pledge is created upon the Crystallisation;

(t)	acknowledges that if the Floating Charge is being crystallised into a charge over rights and/or claims, after the Crystallisation the Chargee is entitled to notify the debtors of the relevant right(s) and/or claim(s) of the Crystallisation (by sending a copy of the Crystallisation Notice). The Chargor undertakes, upon request, to provide the Chargee as soon as practicable, but in any event within ten (10) Business Days, with all documents necessary or desirable to enforce the charge, including a comprehensive list of its then existing debtors.
22.5	The Crystallisation of the Floating Charge into a real estate mortgage, a fixed charge over moveable assets, a possessory pledge over moveable assets or charge over rights and/or claims shall be effective against third parties at the time when:
(u)	such a real estate mortgage has been registered at the relevant Land Registry;

(v)	such a fixed charge over moveable assets has been registered at the Registry of Charges;

(w)	the Chargor delivers to the Chargee the moveable assets upon the request of the Chargee; or

(x)	where required by law, such a charge over rights and/or claims has been registered at the appropriate registry, the debtors of such rights and/or claims of the Chargor have been notified on the creation of such charge, or, in any other case, upon Crystallisation
((a)-(d) together are hereinafter referred to as the “Individual Encumbrances” and “Individual Encumbrance” means any of them.)

22.6	Registration in the relevant registries may only occur upon the attachment of the following documents to the application for registration:
(y)	a certified office copy of the original notarial deed of this Agreement;

(z)	a notarial certification (tanúsítvány) of the registration of the Floating Charge;

(aa)	the Crystallisation Notice which has been made in the form of a notarial deed; and

(bb)	original evidence (or notarised copy thereof) of the delivery of the Crystallisation Notice to the Chargor.
22.7	After Crystallisation the Chargee shall become immediately entitled to enforce any or all of the Individual Encumbrances. The Chargee is entitled to choose, in any order, those assets against which it wishes to take satisfaction.

22.8	The Chargee reserves the right to request that the Charged Assets be placed in its possession once its right to satisfaction has become available. The Chargor shall tolerate satisfaction being taken from the Charged Assets and in order to do this, it shall provide the Chargee with unrestricted access to its premises to allow the Chargee to select assets. The Chargor undertakes that if so requested by the Chargee, the Chargor will deliver, within a reasonable period, the Charged Assets to the person and within the period specified in such a request and that it shall not consider such seizure proceedings as undue interference with its possession of the assets.

22.9	The Chargee can enforce the Floating Charge or the Individual Encumbrances created pursuant to the Crystallisation (as set out above), by way of:
(cc)	court enforcement proceedings (as set out in Section 255 (1) of the Civil Code); or

(dd)	simplified court enforcement proceedings (as set out in Section 257 (4) of the Civil Code); or

(ee)	selling the Charged Assets by the Chargee (pursuant to the provisions of Section 257 (2) of the Civil Code); or

(ff)	if the Chargee so elects, instructing a Hungarian institution engaged in granting charge-backed loans or arranging auctions as its main business (as set out in Section 257 (3) of the Civil Code), to sell the Charged Assets, which sale shall be affected by a public auction to the highest bidder; or

(gg)	joint sale by the Chargee and the Chargor.
22.10	If the Chargee elects to conduct the enforcement pursuant to Clause 22.9 (a) in accordance with Sections 10(b), 20 and 21 of the Court Enforcement Act, then it shall become immediately entitled to enforce the Floating Charge upon the occurrence of an Enforcement Event I.

22.11	If the Chargee elects to conduct the enforcement in accordance with any other enforcement method available under Clause 22.9, then it shall become immediately entitled to enforce the Floating Charge if an Enforcement Event has occurred.

22.12	For the avoidance of any doubt, the Chargee is entitled to switch from any enforcement method available under Clause 22.9 to another method thereunder if it (acting on the reasonable instruction of the Applicable Representative) determines that the selected mechanism is or likely to be unsuccessful or inefficient.

22.13	The Parties hereby agree that without prejudice to the provisions of Clause 22.9 above, if an Enforcement Event has occurred, at the request of the Chargee, the Parties will enter into negotiations in good faith regarding the possible acquisition of any or all of the Charged Assets by the Chargee.

22.14	If the enforcement is conducted in accordance with Clause 22.9 (c), (d) or (e), then the sale of any of the Charged Assets is subject to the following conditions: (i) the bidder must offer a minimum purchase price representing at least 65% of the fair market value (the “Value”) (as determined by an independent expert of international repute (the “Expert”), which Expert is to be selected in accordance with Clause 5.20 below) of each of the crystallised assets (in case the Chargee elected to enforce the Floating Charge via Crystallisation), or 65% of the Value (as determined by the Expert) of all of its assets (in case the Chargee elected to enforce the Floating Charge without Crystallisation) and (ii) the sale must be completed within twelve (12) months of the Chargor receiving a written notice from the Chargee of its intention to proceed with the sale of any of the Charged Assets. If no offers are made at such rate during the period of twelve (12) months, then the Charged Assets shall be sold at least at the highest bid offered but at least at 50% of the Value (as determined by the Expert) within twelve (12) months. For the avoidance of doubt the Chargee shall be considered to have acted reasonably when it accepts the highest bid offered during the sale for the Charged Assets in accordance with the terms above.

22.15	If the Floating Charge or any Individual Encumbrance is enforced by simplified court enforcement proceedings, in accordance with Section 204/B to 204/H of Court Enforcement Act, and with Clause 5.9 (b) above, then the minimum purchase price of the Charged Assets shall be at least 65% of the Value.

22.16	The Chargor shall, upon the request of the Chargee, if an Enforcement Event has occurred, as soon as practicable, but in any event within ten (10) Business Days, deliver any document relating to the Charged Assets, which is required by the Chargee for the purposes of exercising its rights under this Agreement. The Chargor may request to receive a copy of the valuation report obtained from the Expert by the Chargee in respect of the Charged Assets and the Chargee shall provide the same to the Chargor where the Chargee requests it (acting on the reasonable instruction of the Applicable Representative). The appointed Hungarian institution under Clause 22.9 (d) above is entitled to request all necessary documents for the sale from the Chargor and the Chargor must, as soon as practicable, but in any event within ten (10) Business Days, deliver such documents to that institution accordingly.

22.17	The Chargee shall within fifteen (15) days before the sale notify the Chargor in writing of (i) the method, (ii) the place and (iii) the date of such sale. The Chargee hereby confirms that it will comply with the provisions of Government Decree No. 12/2003 (I. 30.), including but not limited to notifying the Chargor of its intention to sell the Charged Assets, at least thirty (30) days before the intended sale.

22.18	The Chargee shall utilise the proceeds of any sale of the Charged Assets under this Clause 22 and shall return the surplus amounts, if any, in accordance with the provisions of the First Lien Intercreditor Agreement.

22.19	No purchaser or other person shall be bound or concerned to see or enquire whether the right of the Chargee to exercise any of the powers hereby conferred has arisen, nor be concerned with notice to the contrary or with the propriety of the exercise or purported exercise of such powers.

22.20	The procedure of the appointment of the Expert is the following: the Chargee may propose three (3) internationally recognised, independent experts and the Chargor may, in its own discretion, elect one of these Experts at the cost of the Chargor. If the Chargor fails to appoint the Expert within five (5) Business Days from the proposal of the Chargee, the Chargee may appoint the Expert in its sole discretion.

23.	GENERAL PROVISIONS

23.1	Separate Agreements

This Agreement shall be construed so as to constitute a separate security agreement between the Chargor on the one hand and the Chargee on the other hand and if such separate agreement between the Chargor and the Chargee becomes invalid or unenforceable, is terminated, rescinded, released, void, voidable, amended, restated, renewed, novated, supplemented or otherwise affected, the obligations of the Chargor is satisfied or any of the rights of Chargee created thereby is ineffective, the foregoing shall, to the fullest extent permitted by law, not affect the validity or enforceability of any of the other agreements between the Chargor on the one hand and the Chargee on the other hand.

23.2	Immediate Recourse

To the fullest extent allowed by applicable law, the Chargor waives any right it may have of first requiring the Chargee to proceed against or claim payment from any other person or entity or enforce any guarantee, suretyship or security granted by any other person or entity before enforcing this Agreement and/or its rights hereunder or pursuant hereto.

23.3	Certificates
(c)	A certificate (including but not limited to the Declaration) signed by any duly authorised officer of the Chargee setting forth any amount due to the Secured Parties from either of the Chargor and/or the Loan Parties in respect of any part of the Obligations as well as the occurrence of an Event of Default which is continuing shall be prima facie evidence of such amount against the Loan Parties and the Chargor except in case of manifest error or fraud on the part of the Chargee.

(d)	The Chargor hereby acknowledges that after the occurrence of an Event of Default which is continuing the Chargee shall be entitled to incorporate such certificate, setting out the outstanding amount of all or any part of the Obligations in a notarial certificate (in Hungarian: “ténytanúsítvány“/“ténytanúsító okirat”), the costs of which are to be borne in accordance with the Principal Finance Documents. The Chargor accepts any notarial certificate issued according to this Clause as prima facie evidence except in case of manifest error or fraud on the part of the Chargee.

23.4	Discharge

Where any discharge (whether in respect of this Agreement, or other Security Document for the Obligations or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is subsequently avoided or must be restored on bankruptcy (“csődeljárás”), insolvency (“felszámolási eljárás”) or otherwise without limitation, the liability of the Chargor under this Agreement and the rights of the Chargee created hereby and pursuant hereto shall continue as if there had been no discharge or arrangement. The Chargee shall be under no obligation to challenge, contest or otherwise take any steps to remedy any avoidance of any payment, security or other disposition or the restoration thereof by any liquidator, receiver or similar officer on bankruptcy, insolvency or otherwise.

24.	REMEDIES AND WAIVERS

No failure on the part of the Chargee to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by applicable law, the Credit Agreement or any other Loan Documents.

25.	SEVERABILITY

If any of the terms hereof is or becomes invalid or unenforceable (or the security purported to be created hereunder or pursuant hereto are ineffective) for any reason under the laws of any jurisdiction or in relation to the Chargor, such invalidity or unenforceability shall, to the fullest extent possible under applicable law, not affect its validity or enforceability in any other jurisdiction or invalidate or make unenforceable any other term hereof. The Parties hereto agree that they will negotiate in good faith to replace any provision hereof held invalid, illegal or unenforceable with a valid, legal and enforceable provision which is as similar as possible in substance to the invalid, illegal or unenforceable provision.

26.	ATTORNEY

To the fullest extent permitted by applicable law, the Chargor hereby appoints the Chargee, such appointment being made for the benefit of the Chargee and the other Secured Parties represented by the Chargee and shall be effective if an Enforcement Event has occurred to be its true and lawful attorney (with full power of substitution and delegation) for and on behalf of the Chargor and in its name or in the name of the Chargee and as the Chargor’s attorney in act and deed to sign, execute, seal, deliver, acknowledge, file, register and perfect any and all such assurances, documents, instruments, agreements (including any agreements to which the Chargee itself is a party) certificates and consents and to do any and all such acts and things as the Chargor itself could do in relation to the Charged Assets or in relation to any matters dealt with in this Agreement and which the Chargee may, (upon the reasonable instruction of the Applicable Representative), deem to be necessary in order to give full effect to the purposes of this Agreement. The Chargor will ratify and confirm whatever the Chargee shall do or cause to be done in pursuance of the powers conferred to it hereunder. For the avoidance of any doubt, this Clause constitutes the express consent of the Chargor to the appointment of the Collateral Agent as its representative for the purposes of Article 221 (3) of the Civil Code except that the Collateral Agent shall not be entitled to conclude or amend any agreement between the Chargor and any of the Secured Parties or to waive any rights of the Chargor against any of the Secured Parties.

27.	TERMINATION

27.1	The security constituted by this Agreement shall be released, re-assigned, re-transferred and cancelled (as applicable):
(c)	by the Collateral Agent (acting on the instructions of the Applicable Representative) at the request and cost of the Chargor, upon the Obligations being irrevocably paid or discharged in full and none of the Secured Parties being under any further actual or contingent obligation to make advances or provide other financial accommodation to the Chargor or any other person under any of the Loan Documents; or

(d)	in accordance with, and to the extent required by, the Intercreditor Arrangements.
27.2	Upon termination of this Agreement and subject to Clause 10.1, the Chargee shall promptly (but in any event within fifteen (15) days), at the cost of the Chargor, issue all certificates or other documents and sign all other documents and do all such acts as are required by law or requested reasonably by the Chargor in order that this Agreement will be terminated and the Floating Charge can be deleted from the Registry of Charges.

28.	POWER TO ASSIGN

To the fullest extent permitted under the laws of Hungary and subject to the terms of the Loan Documents, only the Chargee (but not, for the avoidance of doubt, the Chargor unless otherwise permitted by the Principal Finance Documents) shall be entitled to assign and/or transfer all or part of its rights and obligations under this Agreement to a replacement Collateral Agent appointed in accordance with the Principal Finance Document and the Chargor hereby in advance gives its irrevocable consent to, within the meaning of Sections 328-331 of the Civil Code, and hereby in advance irrevocably co-operates with any such assignment and/or transfer (as the case may be) hereunder.

29.	NOTICES

Each notice or other communication to be given or made by a Party under this Agreement shall be given or made in accordance with the First Lien Intercreditor Agreement.

30.	GOVERNING LAW

This Agreement and all non-contractual obligations arising from or connected with it are governed by, and construed in accordance with, Hungarian law.

31.	JURISDICTION

The Parties agree that any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity) (“Dispute”) shall be referred to a Hungarian court in accordance with the provisions of Act III of 1952 on the code of civil procedure.

32.	LANGUAGE

This Agreement shall be executed in English language only. This Agreement may be translated into Hungarian but in the event of any ambiguity or conflict between the two versions, the English version shall prevail to the extent permitted by law.

33.	AMENDMENTS
33.1	This Agreement may be amended only by a written instrument executed by the Parties in the form of a notarial deed.

33.2	With consideration to the forthcoming potential enactment of a new Hungarian civil code, the Chargor hereby undertakes that, subject to the Agreed Security Principles, upon the request of the Collateral Agent:
33.2.1	it shall agree to an amendment and restatement of this Agreement following the entry into force of such a new civil code, in order to reflect the provisions thereof, to the extent such amendment is necessary to preserve the Charge or to clarify the security position of the Collateral Agent; and

33.2.2	it shall enter into good faith negotiations on the amendment and restatement terms of this Agreement, in order to reflect the provisions of the new civil code, other than those which are referred to in Clause 16.2.1 above.
34.	APPLICATION FOR REGISTRATION

The Chargee and the Chargor hereby jointly request the notary public to register the Floating Charge created pursuant to this Agreement in the Registry of Charges in favour of the Chargee, in the maximum amount of the Obligations.
I, the undersigned, Notary substitute having verified the identity, authorisation and contractual intentions of the Parties and their representatives to enter into this deed, have prepared the present deed on the basis of the written draft put at my disposal. I have informed the legal representatives of the parties of the substance of the transaction contemplated hereby and of its legal consequences. The legal representatives of the parties declared before me that they are fully aware of the content of the present deed’s draft and confirmed that the content of the present deed is in full compliance with the contractual intentions of the Parties represented by them and therefore they requested me not to read the deed out in their presence. Now therefore, the Parties have executed this deed in my presence through the signatures of their duly authorised legal representatives.
Executed at the City of Budapest, on the 29th (twentyninth) day of January 2010 (Two Thousand Ten).
Dr. Horvai-Hillenbrand Péter s.m. CSI Hungary Gyártó és Kereskedelmi Korlátolt Felelősségű Társaság, Dr. Pelikán Melinda s.m. Wilmington Trust (London) Limited, Dr. Vető Péter s.m. Notary Substitute, Countersigned: Dr. Stagel Judit s.m. Notary, as permanent substitute for Dr. Bókai Judit Notary

SCHEDULE 1
Part I
Credit Agreement

Part II
Senior Secured Note Indenture

Part III
First Lien Intercreditor Agreement

SCHEDULE 2
MACHINERY AND EQUIPMENT

Tag Number	Asset Identification Number	Description
2531541B000400	40005056	Cooling system
2531631C026600	40005748	Omnilok tooling set
2531631C026700	40005749	Omnilok tooling set

SCHEDULE 1
Part I
Credit Agreement
(TO BE INSERTED)

Part II
Senior Secured Note Indenture
(TO BE INSERTED)

Part III
First Lien Intercreditor Agreement
(TO BE INSERTED)

SCHEDULE 2
Form of Crystallisation Notice
[to be incorporated in a notarial deed]

To:	CLOSURE SYSTEMS INTERNATIONAL HOLDINGS HUNGARY VAGYONKEZELÕ KORLÁTOLT FELELÕSSÉGÛ TÁRSASÁG as Chargor

Notary Public
We, the undersigned duly authorised representatives of Wilmington Trust (London) Limited as Chargee, hereby irrevocably issue this Crystallisation Notice pursuant to the Agreement Constituting Floating Charge dated ______ entered into between the Chargee and the Chargor, to request the creation of fixed charge over moveable assets, pledge over moveable assets and/or charge over rights and/or claims of the items constituting the Charged Assets (as those are listed in the attachment to our present letter) in favour of the Chargee and furthermore hereby irrevocably request the registration of such charge in the Registry of Charges.
Except as otherwise defined herein, all terms defined in and rules of interpretation set out in the Agreement constituting Floating Charge made on ______ shall have the same respective meanings when used herein.
Wilmington Trust (London) Limited
for and on behalf of
the Chargee
[ADDITIONAL NOTARIAL CERTIFICATION INSERTED]